Exhibit 99.1

DeVry Education Group Statement on Actions by the Federal Trade Commission

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--January 27, 2016--DeVry Education Group intends to vigorously contest a complaint filed by the Federal Trade Commission (FTC), challenging the employment and earnings outcomes of DeVry University graduates. DeVry Group also learned today that the Department of Education (“the Department”) has taken an administrative action related more narrowly to certain DeVry University records for the period 1975 to 1983. We intend to request a hearing on the Department’s decision, and will collaborate closely with the Department to demonstrate our compliance and resolve this matter satisfactorily.

DeVry Group believes that the FTC’s complaint – filed 40 years after DeVry University began publishing accurate graduate employment statistics – is without a valid legal basis. In addition, the FTC’s complaint contains anecdotal examples that exaggerate the allegations but do not prove them. DeVry University measures the employment and earnings results of its graduates on a sound, rational and transparent basis, and has published these results in a consistent manner over the years to provide students meaningful information.

There is no national standard for calculating employment statistics among higher education institutions, and the measures and standards used by DeVry University to support its statistics are appropriate. Indeed, a taskforce of 39 state attorneys general and the District of Columbia recently developed a methodology very similar to the one DeVry University has had in place for years. And while many other institutions of higher education provide employment statistics, DeVry University’s measures are more rigorous and further substantiated than most.

DeVry Group has sought to fully cooperate with the FTC staff throughout the FTC’s 24-month inquiry, and has provided extensive documentation disproving the FTC’s claims and demonstrating the value of a DeVry University education. Despite this compelling evidence, a fully satisfactory resolution could not be reached.

“DeVry University is an honorable institution with more than 80-years of providing high quality, career-oriented education,” said Daniel Hamburger, DeVry Group’s president and CEO. “We’re proud of our 250,000 alumni, many of whom are employed by America’s most respected employers, including federal, state and local governments. DeVry Group is confident in our defense and looks forward to demonstrating the accuracy and credibility of our students’ career success.”

About DeVry Education Group

The purpose of DeVry Education Group is to empower its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a global provider of educational services and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Brasil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. These institutions offer a wide array of programs in healthcare, business, technology, accounting, finance and law. For more information, please visit www.devryeducationgroup.com.

CONTACT:
DeVry Education Group Inc.
Media Contact:
Ernie Gibble, 630-353-9920
egibble@devrygroup.com
or
Investor Contact:
Joan Walter, 630-353-3800
jwalter@devrygroup.com